Exhibit (d)(4)

SCHEDULE A

Dated October 8, 2026, to the
Interim Investment Advisory Agreement dated June 23, 2026
by and between KraneShares Trust and Krane Funds Advisors, LLC

Fund Name	Effective Date	Advisory Fee
KraneShares Asia Pacific High Income USD Bond ETF	June 23, 2026	0.68%
KraneShares 2x Long BABA Daily ETF	June 23, 2026	1.25%
KraneShares 2x Long PDD Daily ETF	June 23, 2026	1.25%
KraneShares 2x Long MELI Daily ETF	June 23, 2026	1.25%
KraneShares 2x Long JD Daily ETF	June 23, 2026	1.25%
KraneShares 2x Long BIDU Daily ETF	June 23, 2026	1.25%

SCHEDULE B

Dated October 8, 2026, to the
Interim Investment Advisory Agreement dated June 23, 2026
by and between KraneShares Trust and Krane Funds Advisors, LLC

As compensation for services provided by the Adviser in connection with securities lending-related activities of each Fund covered by the Agreement, a lending Fund shall pay to the Adviser 10% of the monthly investment income received from the investment of cash collateral and loan fees received from borrowers in respect of securities loans (net of any amounts paid to the custodian and/or securities lending agent or rebated to borrowers).